                                  EXHIBIT 21.1

                                FTD CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                          YEAR               YEAR
                                                          ENDED             ENDED
                                                        JUNE 30,           JUNE 30,
                                                          1997               1996
                                                        --------           --------
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:
---------------------------------------------

Net earnings (loss) aplicable to common stock          $   (1,733)        $  (6,728)
                                                       ==========         =========
Average number of common shares outstanding                 7,685             6,669

Common stock equivalents due to dilutive affect
of stock options and warrants                                   0                15
                                                       ----------         ---------
Total average number of common shares outstanding           7,685             6,684

Primary earnings (loss) per share                      $     0.23         $    1.01
                                                       ==========         =========